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                                 EXHIBIT 99(i)


                                 News Release

For immediate release                          Contact:  George W. Brawley, Jr.
                                                         President
                                                         (704)664-1383


Coddle Creek Financial Corp. Announces Election of Director


   MOORESVILLE, N.C.--September 17, 1999--Coddle Creek Financial Corp. (NASDAQ:
"CDLC"), the parent company of Mooresville Savings Bank SSB, Mooresville, North Carolina, announced today that Dr. Don Edward Mills, Jr. was elected to its Board of Directors on September 13, 1999. He was also elected to the Board of Directors of Mooresville Savings Bank. Dr. Mills will fill vacancies created by the death of Willis L. Barnette.

     Dr. Mills is a native of Iredell County. He has been a resident of Mooresville since 1989. He is a Doctor of Optometry and the owner of Optometric Eye Care Center.

     Dr. Mills is a graduate of South Iredell High School, University of North Carolina at Chapel Hill and The Pennsylvania College of Optometry. He is married to the former Karen Childers of Mooresville. They have 2 children, Christopher and Jason. The Mills are members of St. Marks Lutheran Church where Dr. Mills is a former church council member.

     Dr. Mills is a member of the Mooresville/South Iredell Chamber of Commerce, a member of the executive council of the Piedmont Council, Boy Scouts of America and a past member of the Mooresville Lions Club. From 1983 to 1989 Dr. Mills was Clinical Chief of the Optometry Section of the 1/st/ Cavalry Division, Fort Hood, Texas.

     George W. Brawley, Jr., Chairman and CEO of Coddle Creek Financial Corp., said: "We are very fortunate that Dr. Ed Mills has agreed to serve as a director of our Company. He is a leader in the Mooresville community and he has been a long-time supporter of our Bank. He knows us and our community very well. He will be a great help to Mooresville Savings Bank as we pursue our mission of serving as the primary mortgage lender and provider of savings services in our area. Dr. Mills is a worthy successor to Willis L. Barnette who served us so well for so many years before his death earlier this year.

     In accepting his new position, Dr. Mills stated, "I am most honored that I have been elected to the boards of Coddle Creek Financial and Mooresville Savings Bank. Mooresville Savings is a company that has served our area's mortgage and savings needs over many years. It has a unique place in our community as an independent, community-owned company and I believe that it has a unique knowledge of our people and special needs. I hope to contribute to continuing Mooresville Saving's traditions of service for many years into the future.

     Coddle Creek is the parent holding company of Mooresville Savings Bank, a North Carolina state-chartered savings bank which operates three full service offices in Iredell and Mecklenburg Counties, North Carolina. The holding company board consists of six directors and the bank board consists of five directors. At June 30, 1999, the Company had total assets of $138.2 million and stockholders equity of $45.7 million or 33% of total assets. Mooresville Savings Bank is a leading home mortgage lender in southern Iredell, northern Mecklenburg and Lake Norman areas. In addition to residential mortgages, the bank offers consumer loans, home equity loans, real estate based commercial loans and a broad array of savings and checking products.

     Coddle Creek's stock is publicly traded on the NASDAQ National Market System under the symbol "CDLC". Price and volume information is contained in the Wall Street Journal and most major daily newspapers.